DIAMOND HOME SERVICES, INC.
                                                        NEWS RELEASE



CONTACT:
In Woodstock, IL           Investor Contact                   Media Contact
Richard G. Reece           Thomas Laughran                    Rebecca hayne
Chief Financial Officer    The Investor Relations Co.         Alexander & Walsh
(815) 334-2414             (847) 564-5610                     (847) 604-9800


             DIAMOND HOME SERVICES ANNOUNCES RESIGNATION OF DIRECTOR

WOODSTOCK, IL - (September 3, 1999) - Diamond Home Services, Inc. (Nasdaq:
DHMS), today announced that Director, George A. Stinson has resigned due to poor health.

Mr. Stinson, 84, a member of the company's board since September, 1993, was instrumental in providing strategic counsel to Diamond during its early years. He served on three committees and was chairman of the Audit Committee.

"We are indebted to George for his tireless years of service to the company," said Chairman and Chief Executive Officer, C. Stephen Clegg. "George will be missed, especially during this critical period. He played a large role in the development of the company. His friendship, counsel and business expertise has meant a great deal to the company and to me personally."

Mr. Stinson is currently retired from active corporate management and the practice of law. Most recently, from 1981 to 1985, Stinson was counsel to the law firm of Thorp, Reed & Armstrong in Washington, D.C. Prior to this, from 1965 to 1982, he served as Chief Executive Officer of National Steel Corporation, and from 1965 to 1981, he was that company's Chairman. From 1950 to 1961, Stinson was a partner in the New York office of Cleary, Gottlieb, Friendly & Hamilton, an international corporate law firm.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, matters related to the licensing agreement between Diamond Exteriors, Inc. and Sears, Roebuck and Co., warranty exposure, the Company's reliance on home consultants and on the availability of qualified independent installers, lead activity and costs related thereto, the outcome of discussions with its creditors and other constituencies, and conditions in the installed home improvement industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review Item 7 of the Company's most recent annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's most recent annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition.

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